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                              CERTIFICATE OF DESIGNATION

                                          of

                         SERIES A CONVERTIBLE PREFERRED STOCK

                                          of

                             YOU BET INTERNATIONAL, INC.

                Pursuant to Section 151 of the General Corporation Law
                               of the State of Delaware


     YOU BET INTERNATIONAL, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

     That pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Corporation's Restated Certificate of Incorporation (the "Certificate of Incorporation"), the said Board of Directors on June 29, 1998, adopted the following resolution creating a series of four hundred thousand (400,000) shares of preferred stock designated as "Series A Convertible Preferred Stock":

          RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, a series of Preferred Stock, par value $.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                         SERIES A CONVERTIBLE PREFERRED STOCK

     1. DESIGNATION AND AMOUNT. There shall be a series of preferred stock that shall be designated as "Series A Convertible Preferred Stock" (hereinafter referred to as the "Preferred Shares"), and the number of shares constituting such series shall be four hundred thousand (400,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of Preferred Shares to less than the number of Preferred Shares then issued and outstanding.


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     2.   DIVIDENDS AND DISTRIBUTIONS.  The holders of Preferred Shares shall not be entitled to receive any dividends or other distributions; provided that in the event any cash dividends are paid on the Company's Common Stock, par value $.001 per share (the "Common Stock"), the holders of Preferred Shares shall be entitled to receive dividends (at the same dividend rate payable on the Common Stock) on the basis of the number of shares of Common Stock into which the Preferred Shares are convertible at the time any such dividends are so declared; provided further that if the Corporation shall make any distribution of property or securities to the holders of Common Stock (including any stock dividend, rights or warrants), the Corporation shall make a distribution to the holders of Preferred Shares of the same property or securities on the basis of the number of shares of Common Stock into which the Preferred Shares are convertible at the time of any such distribution.

     3.   REORGANIZATION.    If the Corporation shall in any manner split,
subdivide or combine the outstanding shares of Common Stock, the outstanding Preferred Shares shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of Common Stock. In the event any distribution or dividend in the form of shares of Common Stock is made to the holders of shares of Common Stock, a distribution or dividend in the form of Preferred Shares shall be made to the holders of Preferred Shares in an amount equal to one-tenth (1/10) of the number of shares of Common Stock delivered to holders of Common Stock.

     4. VOTING RIGHTS. The holders of Preferred Shares shall have the following voting rights:

          (A) Except as provided in Section 4(B) hereof, holders of Preferred Stock shall vote together with the holders of Common Stock on all matters presented to stockholders for a vote. Holders of Preferred Shares shall vote on the basis of the number of shares of Common Stock into which the Preferred Shares held by them are convertible at the record date fixed for such vote;

          (B) The Preferred Shares, voting separately as a class, shall have the right to vote on all matters affecting the rights and preferences of the Preferred Shares;

          (C) Except as expressly provided herein, holders of the Preferred Shares shall have no other voting rights, except as required by law, and their consent shall not be required for taking any corporate action.

     5. REACQUIRED SHARES. Any Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All


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such shares shall upon their retirement become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

     6.   LIQUIDATION, DISSOLUTION OR WINDING UP.

          (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (upon liquidation, dissolution or winding up) to the Preferred Shares unless, prior thereto, the holders of Preferred Shares shall have received an amount per share equal to $25.00 plus any declared but unpaid dividends (the "Liquidation Preference").

          (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Liquidation Preference, then such remaining assets shall be distributed ratably to the holders of Preferred Shares in proportion to the number of Preferred Shares owned by the holders.

          (C) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, and after payment in full of the Liquidation Preference to holders of the Preferred Shares, the payment in full of all liquidation preferences of all other series of Preferred Stock and the payment in full to the holders of Common Stock of an amount per share equal to $25.00 plus any declared but unpaid dividends, the remaining assets of the Corporation shall be distributed ratably to the holders of the Preferred Shares and the Common Stock (distributions to holders of Preferred Shares shall be on the basis of the number of shares of Common Stock into which the Preferred Shares held by them are then convertible.

          (D) Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

     7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Stock is to be exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each Preferred Share shall at the same time be similarly exchanged or changed in an amount per share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be into which or for which each share of Common Stock is changed or exchanged; provided, however, that any stock or other securities received by holders of Preferred Shares shall contain rights with respect to liquidation, conversion, dividends


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and voting substantially similar to the liquidation, conversion, dividend and voting rights contained herein.

     8. NO REDEMPTION. The Preferred Shares shall not be subject to redemption by the Corporation.

     9. RANKING. The Preferred Shares shall rank senior with respect to dividends and distributions and upon liquidation, dissolution and winding up of the Corporation to all other preferred stock, whether currently outstanding or issued at a future date.

     10.  CONVERSION.

          (A) The Preferred Shares shall be convertible at any time at the option of the holder or holders, in whole or in part, into ten shares of Common Stock (the "Conversion Rate"), subject to appropriate adjustment as provided herein.

          (B) At such time as the Corporation has completed a secondary public offering registered under the Securities Act of 1933, as amended, which raises not less than fifteen million dollars ($15,000,000) in gross proceeds (not including proceeds raised from the exercise of currently outstanding option or warrants) and has listed its Common Stock on the New York Stock Exchange, American Stock Exchange or the facilities of NASDAQ - National Market each outstanding Preferred Share shall be automatically converted into ten shares of Common Stock, subject to appropriate adjustment as provided herein.

          (C) Each Preferred Share shall be convertible at the office of the transfer agent for the Preferred Shares, if any, at the offices of the Corporation or at such other office or offices as the Board of Directors of the Corporation may designate. The Corporation shall promptly issue a certificate(s) representing the Common Stock to be issued upon the conversion of the Preferred Shares. A person presenting Preferred Shares for conversion shall be deemed to be the owner of the Common Stock issuable upon such conversion as of the date Preferred Shares are presented for conversion.

          (D) The Corporation shall not be required to issue fractions of shares of Common Stock upon the conversion of Preferred Shares. If any fraction of a share would, but for this restriction, be issuable upon the conversion of Preferred Shares, in lieu of delivering such fractional share, the Corporation shall pay to the holder of the Preferred Shares to be converted an amount in cash equal to the same fraction times the fair market value of the Common Stock (determined in accordance with Section 11 hereof) immediately prior to the conversion of the Preferred Shares.


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          (E)  The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all Preferred Shares from time to time outstanding.

     11.  COMPUTATION OF FAIR MARKET VALUE.    For the purposes of any
computation pursuant to this Certificate of Designation, the fair market value of the Corporation's Common Stock shall be deemed to be the average of the daily closing prices of the Corporation's Common Stock for the thirty (30) consecutive business days commencing forty-five (45) business days before the date of the relevant event, E.G., the conversion of the Preferred Shares. For purposes of this Section 11, the closing price for each day shall be the last sale price of the Corporation's Common Stock on the principal exchange on which the Common Stock is then trading, or if the Corporation's Common Stock is not traded on an exchange or on the NASDAQ-National Market, the average of the bid and asked prices as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for such purpose, or if no such bid and asked prices can be obtained from any such firm, the fair market value of one share of the Common Stock on such day as determined in good faith by the Board of Directors of the Corporation.

     12. OTHER MATTERS. Except as provided herein or provided by law, the holders of Preferred Shares shall not have any other rights.



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     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 29th day of  June, 1998.


                         YOU BET INTERNATIONAL, INC.



                         By:             /S/
                             ---------------------------------------------
                              President and Chief Executive Officer


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